Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, October 18, 2012 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the third quarterly payment period ended September 30, 2012.

Unitholders of record on October 30, 2012 will receive a distribution amounting to $7,820,000, or $0.46 per unit, payable November 14, 2012.

The underlying oil and gas properties subject to the Trust’s net profits interest include properties located in Brazos County, Texas.  VOC Brazos is continuing to develop the Woodbine C Sand underlying the Kurten Woodbine Unit in the area, utilizing horizontal wells completed with multiple fracture stimulations together with recompletions of existing vertical wellbores into additional pay intervals.  In September 2012, VOC Brazos began producing from the first of three horizontal wells planned for 2012; the second horizontal well was abandoned due to mechanical issues with the wellbore; and the third horizontal well was spudded in October 2012.  As a result of the abandoned horizontal well, future production volumes for the underlying properties in the Kurten Woodbine Unit will be less, while remaining costs associated with this activity will be incurred in the future quarterly payment period. Future distributions to the Trust from the net profits interest will be impacted by this event.

Volume and net profits for the payment period were:

Volume (BOE)	211,542
Proceeds (per BOE)	$77.87
Gross Proceeds	$16,472,707
Costs	$7,404,114
Net Profits	$9,068,593
Percentage applicable to Trust’s 80%
Net Profits Interest	$7,254,874

Decrease in cash reserve held by VOC Brazos Energy Partners, L.P.	$750,000
Total cash proceeds available for the Trust	$8,004,874
Provision for estimated Trust expenses	$(184,874)
Net cash proceeds available for distribution	$7,820,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended September 30, 2012.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(855) 802-1094
919 Congress Avenue, Austin, TX 78701